CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INERGETICS, INC.

The above corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of Inergetics, Inc. (the "Corporation") has duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of this Corporation and declaring said amendment to be advisable.

SECOND: That the stockholders of the Corporation have duly approved said amendment by the required vote of such stockholders, such required vote being a majority of the votes that are entitled to be cast by the holders of the Corporation's Common Stock, Series E Preferred Stock and Series F Preferred Stock, adopted at a special meeting of the stockholders of the Corporation duly called and held in accordance with the requirements of Section 222 of the General Corporation Law of the State of Delaware, such approval being in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That Paragraph A of Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation be amended and, as amended, read as follows:

> "As of 12:01 A.M. (Eastern Time) on July 15, 2011 (the "Effective Time"), each issued and outstanding share of the Corporation's Common Stock (the "Pre-Split Common Stock") shall automatically and without any action on the part of the holder thereof be consolidated, combined and reclassified to one-eightieth (1/80) of a share of Common Stock (such consolidation of shares designated as the "Reverse Stock Split"). The par value of the Corporation's Common Stock following the Reverse Stock Split shall remain at $0.001 par value per share. Each holder of a certificate or certificates of Pre-Split Common Stock shall be entitled to receive, upon surrender of such certificates to the Corporation's transfer agent for cancellation, a new certificate or certificates for a number of shares equal to such holder's Pre-Split Common Stock multiplied by 1/80, with any fraction resulting from such multiplication rounded up to the nearest whole number (in each case, such fraction, if any, being a "Fractional Share"). No Fractional Shares will be issued for Pre-Split Common Stock in connection with the Reverse Stock Split."

FOURTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of 12:01 A.M. (Eastern Time) on July 15, 2011 in accordance with the provisions of Section 103(d) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 30th day of June, 2011.

By: ______________________

Mark C. Mirken, Chief Executive Officer